Exhibit 10.34

GRIC Communications, Inc.

1421 McCarthy Blvd.

Milpitas, CA  95035

December 5, 2002

Kelly James Anderson

1514 Manhattan Avenue

Hermosa Beach, CA   90254

Dear Kelly:

It is our pleasure to offer you employment at GRIC Communications, Inc. (“GRIC”), in the position of Senior Vice President, Worldwide Sales, reporting to the President, Bharat Davé, at a semi-monthly base salary of $7,708.33, which is equivalent to $185,000 per year, and is subject to annual review.  We understand you are available to begin employment with GRIC on January 6, 2003.

You will also have a sales incentive program, payable quarterly, which is targeted to provide you with additional annual compensation equal to $185,000 at one hundred percent (100%) attainment of sales quotas and financial objectives.  In advance of each quarter, you will be assigned written objectives by your manager, which must be met in order to earn your sales incentive in such quarter.  Quarterly bonus payments will be made within thirty (30) days after the end of the respective quarter in which they are earned.  For the calendar quarter January through March 2003 only, your incentive compensation will be guaranteed at 100% achievement.

After your acceptance of this offer, we will recommend to the Board of Directors that you be granted an option to purchase up to one hundred seventy-five thousand (175,000) shares of GRIC’s common stock, at an exercise price equal to the closing price of GRIC’s common stock on The Nasdaq National Market on the date of grant by the Board of Directors.  We will recommend that this option be subject to the following vesting schedule: twenty percent (20%) after ten (10) months and two percent (2%) per month thereafter for the succeeding forty-month period.   Vesting would commence on your date of employment.

Office of Employment

Kelly Anderson

December 5, 2002

In the event of an acquisition or merger of GRIC involving a change of control that occurs within the first year of your employment, if GRIC or its successor elects to terminate your employment as Senior Vice President, Worldwide Sales, without cause, within one (1) year after the effective date of such change of control, then the option vesting described above shall be accelerated so that fifty percent (50%) of the number of unvested options shall become vested automatically on the date of such termination.

Paydays are twice monthly, on the 15th and the last working day of each month.  You will be eligible to participate in the full range of employee benefits, including medical, dental, vision, life, accidental death and dismemberment, disability, 401k, employee stock purchase, and paid time off plans.  Coverage is available under the terms of the insurance, 401(k), and paid time off plans on your first day of active employment.  You will be provided with the related policies and procedures that explain these benefits.

During the period January through June 2003, GRIC will provide you with access to a standard GRIC corporate apartment in the vicinity of our headquarters office to facilitate your relocation from Southern California to the San Francisco Bay area.  It is understood that you will be based in our headquarters office during your employment with GRIC, unless otherwise mutually agreed in writing. No other relocation benefits are being provided by GRIC at this time.

Employment with GRIC is contingent upon meeting GRIC requirements, which include completing all necessary work related forms, producing applicable documents as required by the Immigration Reform and Control Act of 1986 and other such documents.  Failure to comply will result in the rescinding of our offer of employment.

This letter is not intended to confer contractual rights of any kind upon any employee, or to create contractual obligations of any kind on GRIC.  The relationship of GRIC with all of its employees is on an “at will” basis.  While we expect that the relationship between you and GRIC will be rewarding and mutually beneficial, either GRIC or you can terminate the employment relationship at any time with or without notice and for any reason or for no reason.

Termination of Employment:  GRIC may terminate your employment at any time without cause.  If GRIC terminates your employment without cause, GRIC will provide a severance payment equivalent to six (6) months’ base salary, payable in accordance with GRIC’s normal payroll policies.  Additionally, GRIC will provide you with reimbursement of up to six (6) months of COBRA insurance coverage.  Such insurance reimbursement will be provided for up to six (6) months unless comparable benefits are otherwise provided to you by any third party.  Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

GRIC may also terminate your employment for cause in its sole discretion. For the purpose of this Offer of Employment, cause shall be defined as:

1.                           Failure to continually and substantially perform the reasonably assigned responsibilities of the position in an acceptable manner (including without limitation failure to achieve an assigned quarterly or annual sales quota), gross negligence, gross misconduct, habitual neglect of duties, criminal acts, violation of any state or federal securities laws, commission of a felony involving fraud or dishonesty, violation of written lawful policies

Office of Employment

Kelly Anderson

December 5, 2002

or written instructions of the Board of Directors, or commencement of employment or any other business arrangements with another employer while you are an employee of GRIC.

2.                           Your death, or your total disability lasting more than 90 days.

Termination of Employment with Cause:  If GRIC terminates your employment with cause, GRIC will provide you with a severance payment equivalent to three (3) months’ base salary, payable in accordance with GRIC’s normal payroll policies.  However, if the cause for termination relates to a violation by you of state or federal law, then you will receive no severance payment from GRIC.

Additionally, unless the cause for termination relates to violation by you of state or federal law, GRIC will provide you with reimbursement of up to three (3) months of COBRA insurance coverage.  Such insurance reimbursement will be provided for up to three (3) months unless comparable benefits are otherwise provided to you by any third party.  Such benefits are separate from your then-existing COBRA rights and extend to GRIC-related insurance benefits at your cost for an additional period of time.

By accepting employment with GRIC, you agree to be bound by its policies and procedures, including the above-referenced Employee Non-Disclosure, Conflicts of Interest and Proprietary Rights Agreement.  This Offer is the entire initial basic agreement relating to your position, compensation, reporting relationship and employee benefits.  By signing below, you acknowledge that you have not been induced to accept employment by any representations or statements, oral or written, not contained in this letter.

Welcome to GRIC Communications!  Please sign below to indicate your acceptance, and return this letter to me as soon as possible.  Otherwise, this offer will expire at 12:00 p.m. Pacific Time on December 6, 2002.

Sincerely,

/s/ David L. Teichmann

David L. Teichmann

Senior Vice President, General Counsel & Secretary

Accepted:

/s/ Kelly Anderson December 5, 2002
Kelly Anderson Date

Anticipated start date:	January 6, 2003